Consent of Independent Registered Public Accounting Firm

iCAD, Inc.
Nashua, New Hampshire

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 29, 2024, relating to the consolidated financial statements of iCAD, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ BDO USA, P.C.

Boston, Massachusetts

July 2, 2024